Exhibit 23.1

Consent of Marcum LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-162609) on Form S-3 and (Nos. 333-75800, 333-70344, 333-44032, 333-83187, 33-94234, 333-89798, 333-131773, 333-126129, 333-151113, 333-161231 and 333-167324) on Form S-8 of TranSwitch Corporation and subsidiaries of our report dated March 15, 2011, with respect to our audit of the consolidated financial statements and related consolidated financial schedule of TranSwitch Corporation and subsidiaries as of December 31, 2010 and for the year ended December 31, 2010, which report is included in the annual report on Form 10-K of TranSwitch Corporation and subsidiaries for the year ended December 31, 2010.

/s/ Marcum LLP

Hartford, Connecticut
March 15, 2011